Exhibit 10.1

Effective May 13, 2013

Howard I. Zauberman

Irvington, New York 10533

RE:      EMPLOYMENT OFFER

Dear Howard:

It is my pleasure to offer you the position of Interim Chief Executive Officer of Vision-Sciences, Inc. (the “Company”). This offer letter and the employment terms attached hereto as Attachment A (collectively, the “Agreement”), contains the terms of our employment offer to you.

1.	Start Date. Your start date for employment with the Company will be May 13, 2013 (the “Start Date”).

2.

Responsibilities; Reporting. You will be the Company’s Interim Chief Executive Officer (“Interim CEO”). You will have such duties and responsibilities that are commensurate with your position and such other duties and responsibilities as are from time to time assigned to you by the Board of Directors (the “Board”). You will perform your duties at the Company’s headquarters, located in Orangeburg, New York, or at such other location(s) as may be appropriate as agreed to by the Company’s Chairman and you, provided that you acknowledge that your regular presence at the Company’s headquarters is an integral component of your duties as Interim CEO.

3.

Base Salary. You will receive an annualized base salary of $240,000 (“Base Salary”), subject to applicable withholding, which will be paid in accordance with the Company’s payroll practices. Future adjustments to your Base Salary will be based upon the results of your annual performance review and are subject to the Board’s discretion.

4.       Equity Compensation.

a.     Options. You will be granted options to purchase Company Common Stock (“Options”) as follows:

i.	250,000 Options (“First Grant”) on the Start Date of this Agreement;
ii.	100,000 Options (“Additional Grant”) after each 90 days of service under this Agreement, through the date of its termination.

Mr. Howard Zauberman

May 13, 2013

b.

Terms. Options will be subject to the terms of the Company’s 2007 Stock Incentive Plan (as amended) and a separate individual stock option agreement. The exercise price of the First Grant shall be equal to the market closing price on the trading day immediately preceding the Start Date, expected to be the day before this Agreement is announced. The exercise price for each Additional Grant will be equal to the closing market price on (i) the date of grant or (ii) if (i) does not occur on a day on which the Company’s Common Stock is traded, the nearest trading date immediately preceding the date of grant. Each Option will fully vest on the date of grant, and will be exercisable for a period of 36 months after the termination of this Agreement, provided, however, that in no event shall an exercise period for an Option grant exceed ten (10) years unless you are terminated for Cause (as defined on Attachment A). If this Agreement is terminated other than for Cause during any portion of a 90 day period, the next applicable Additional Grant shall be prorated based on the number of days worked elapsed during such 90 day period.

5.

Benefits and Vacation. You will be entitled to participate in benefit plans adopted by the Company for the benefit of all senior executive employees of the Company. Some of these benefits include: medical and dental insurance plan, long-term disability plan and 401k plan. You will be entitled to PTO (paid time off) consistent with Company policies.

6.

Expenses and Travel. The Company will reimburse you for all reasonable and documented travel and lodging expenses actually incurred or paid by you in performance of your services as Interim CEO, on a monthly basis per Company policy. The Company will reimburse your reasonable and documented legal fees (not to exceed $5,000) incurred in connection with your review of this Agreement.

7.

Indemnification and Insurance. The Company shall, to the fullest extent legally permitted or authorized by the Company’s articles of incorporation, by-laws or Board resolutions or by the laws of the State of Delaware, indemnify you against any judgments, fines, penalties, settlement amounts and reasonable costs and expenses actually incurred (including legal fees) if you are made a party, or are threatened to be made a party, to any proceeding by reason of the fact that you are or were an officer, employee, or agent of the Company. During the term of your employment the Company shall keep in place a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to you to the same extent that Company provides such coverage for any other officer or member of its board of directors.

You understand that you are employed “at will.” You have the right to resign from employment with the Company at any time you desire and the Company similarly has the right to terminate your employment at any time, subject to the provisions of Section 3 of Attachment A.

This Agreement has been made and will be at least partly performed in the State of New York and the laws of the State of New York shall govern without regards to its conflicts of laws provisions. Each of the parties hereto submits to the exclusive jurisdiction and venue of any competent court located in the County of Rockland, State of New York.

Mr. Howard Zauberman

May 13, 2013

If these terms are acceptable to you, please initial each page of this letter and Attachment A, and sign below and on the last page of Attachment A. Once signed by us, it will be a binding agreement. This Agreement will not be effective until signed by both parties.

Vision-Sciences, Inc. represents a special opportunity for professional growth, reward and personal satisfaction, and we believe that you can make an important contribution. We look forward to you joining us. If you have any questions, please do not hesitate to contact me.

.
Sincerely, Vision-Sciences, Inc By: /s Lewis C. Pell Name: Lewis C. Pell Title: Chairman

ACKNOWLEDGED AND AGREED:

/s Howard I. Zauberman

Howard I. Zauberman

Mr. Howard Zauberman

May 13, 2013

ATTACHMENT A

EMPLOYMENT TERMS

These Employment Terms and the offer letter (the “Offer Letter”) to which it is attached (together, the “Agreement”) is made as of the date last signed below (the “Effective Date”) between Vision-Sciences, Inc., a Delaware corporation having an office 40 Ramland Road, Orangeburg New York 10962 (the “Company”) and the employee identified on the signature page of this Agreement (“you”).

Unless defined herein, all capitalized terms shall have the meaning defined in the Offer Letter. You and the Company agree as follows:

1.	PROTECTION OF COMPANY INFORMATION; INVENTIONS; REMEDIES

a.

Trade Secrets and Confidential Information. During the term of this Agreement, you may have access to trade secrets and other confidential or proprietary information about the Company and its customers, partners, agents, contractors, licensers and vendors, whether or not labeled as such, including Company information acquired or developed in the course of the Company’s operations.

i.

The term “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, equipment, or process, developed or acquired by the Company in the course of the Company’s operations, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

ii.

The term “Confidential Information” means information and data not generally known outside the Company concerning the Company or its business, and the Company’s business and technical information including computer technology and programs; pricing, accounting, selling, marketing, costs, profits, sales, product, personnel, research and development data; processes; techniques; know how; customer lists; accounts and contracts; financial and marketing data and plans; business plans; samples; models; illustrations; information regarding the abilities and expertise of the Company’s consultants; information relating to customers and customer preferences; and information customers or other third parties entrusted to the Company. Materials such as customer, price and supplier lists; reports; or computer programs may contain such information or may constitute unwritten information, techniques, processes practices or knowledge.

iii.

Trade Secrets and Confidential Information (collectively “Proprietary Information”) collectively include hardware and software in various states of development, specifications and layouts, techniques, models, processes, procedures, know how, internal operating manuals, marketing techniques and data, prospect and customer lists, marketing data and strategy, cost and pricing data, budgets, forecasts, business plans, and any other information concerning the Company’s business and/or products that is not publicly available.

Mr. Howard Zauberman

May 13, 2013

b.

Treatment of Information. Disclosure of any Proprietary Information may damage the Company’s business and during and after the term of this Agreement, you will safeguard such Proprietary Information and will not use or disclose any Proprietary Information in any manner, except in performing employment services or as the law requires. Upon termination of this Agreement, you will promptly return to the Company any documents and materials that you possess that contain or relate, in any manner, to any Proprietary Information. You understand that your obligations pertaining to Proprietary Information shall remain in effect in perpetuity or until the Company has released it into the public domain, in which case your obligations hereunder shall cease with respect to only such information so released.

c.	Information of Others. You will not disclose to the Company, use in its business, or cause it to use, any information or material that is confidential or proprietary to others.

d.	New Inventions and Creations.

i.

Disclosure and Assignment. You shall disclose promptly and fully to the Company all inventions, discoveries, improvements, concepts or ideas, whether or not patentable, conceived or made by you, whether alone or with others, during the term of this Agreement and related in the sole judgment of Company to the products, business or activities of the Company (“Work”), and you hereby assign and will assign all of such interests therein to the Company or its nominee. All copyrightable works created by you or under your direction in connection with the Company’s business are “works made for hire” within the meaning of the copyright laws of the United States and any similar laws of other jurisdictions, and shall be the sole and complete property of the Company and any and all copyrights to such works shall belong to the Company. To the extent any Work is not deemed to be a “work made for hire” for the Company, you hereby assign all proprietary rights therein, including patent rights, trade secrets, reproduction rights, adaptation rights, distribution rights, public display rights and copyrights, in such Work to the Company and any results or proceeds thereof, in perpetuity throughout the universe in all languages and formats, and in any and all media, whether now known or hereafter devised, without further compensation. New rights to the Work may come into being and/or be recognized in the future, under the law and/or in equity (the “New Exploitation Rights”), and you intend to and do hereby grant and convey to the Company any and all such New Exploitation Rights in and to the Work and any other results or proceeds thereof. You agree to execute any documents and do any other acts consistent herewith as may be reasonably required by the Company or its assignees or licensees to further evidence or effectuate the Company’s rights as set forth in this Section or as may be necessary, useful or convenient for the purposes of securing to the Company or the Company’s nominees any patent, trademark or copyright protections throughout the universe to any or all of the Work.

Mr. Howard Zauberman

May 13, 2013

ii.

Appointment. You hereby appoint the Company as your attorney-in-fact (which appointment is irrevocable and coupled with an interest), with full power of substitution and delegation, to execute any and all documents needed to secure to the Company or the Company’s nominees any patent, trademark or copyright protections throughout the universe to any or all of the Work (“Signing”) and do any and all such other acts consistent with this Agreement that you fail to do promptly after request to effectuate the Signing. The obligations set forth in this Subsection ii. shall continue beyond the term of this Agreement with respect to any Work, including any inventions, discoveries, improvements, concepts or ideas, whether or not patentable, or copyrightable works, the Employee has conceived or made, whether alone or with others, during the term of this Agreement, and shall bind its assigns, executors, administrators and other legal representatives.

iii.

No Designation. The Company and its licensees (direct and indirect) are not required to designate you as author of any design, computer program or related documentation, or other work of authorship, assigned hereunder when distributed publicly or otherwise. You hereby waive and release, to the extent permitted by law, all rights to the foregoing.

e.

Prior Inventions. You represent to the Company that there exist no prior inventions (“Prior Invention(s)”) including any unpatented inventions, improvements or developments, whether patentable or unpatentable, which you made or conceived prior to its retention by the Company and for which you claim or may wish to claim ownership now or in the future. As used herein, the term “Prior Inventions” does not include any matter which would constitute Proprietary Information of any person other than you, arising out of your prior employment or consulting relationships or out of any of your other engagements or commitments.

f.

Covenant Not To Compete. During the term of this Agreement and for a period equal to the number of months during which you are employed by the Company, and only for so long as you are receiving the Notice Period Payments (as defined), but not longer than six (6) months (the “Restricted Period”), you will not, directly or indirectly be employed by or own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business (whether in corporate, proprietorship, or partnership form) that competes with the Business of the Company. For purposes of Subsections 1.f.,1.g and 1.h. the “Business of the Company” means the design, manufacture and distribution of endoscopes, borescopes, disposable sheaths or other equipment integral only to the foregoing.

g.

No Solicitation of Employees or Consultants. During the Restricted Period, you will not, without the prior written consent of the Company, directly or indirectly, solicit or attempt to solicit for employment any person the Company employed, either on a full time, part time or consulting basis on your last date of employment with the Company.

 Mr. Howard Zauberman

May 13, 2013

h.

No Solicitation of Clients or Suppliers. During the Restricted Period, you will not, directly or indirectly, solicit or attempt to solicit any person or entity which is a customer, client or supplier of the Company, or proposed customer, client or supplier of the Company on the date of termination, with respect to products or services that are competitive with the Business of the Company.

i.

Nondisparagement. Neither the Company nor you shall directly or indirectly, in any communications with any reporter, author, producer or any similar person or entity, the press or other media, or any customer, client or supplier of the Company, or any future business associate or employer of yours, or person or entity seeking references, criticize, ridicule or make any statement which is negative, disparages or is derogatory of either party, or any of the Company’s directors or senior officers.

j.

Remedies. The parties recognize that irreparable injury, which monetary damages could not fully compensate, will result to if a party breaches the covenants contained in this Agreement. Accordingly, the parties agree that, as a remedy for a breach of those covenants, the party claiming injury shall be entitled, in addition to other legal and equitable damages and remedies, to temporary and permanent injunctive relief to restrain you and all other persons, firms or entities acting for or with the other party, from any violations of this Agreement. In any action to enforce the provisions of any Section or party of this Agreement, the prevailing party, in addition to any other remedy, shall be entitled to recover reasonable attorney’s fees and all other reasonable costs associated with any such action both on the trial and appellate level and in any creditor’s proceedings. If a court of competent jurisdiction determines by final non-appealable judgment that the scope, time period, or geographical limitations of any of the restrictive covenants specifically set forth in this Agreement are too broad to be capable of enforcement, the court is authorized, and the parties stipulate that it shall modify said restrictive covenants and enforce such provisions as to scope, time, and geographical areas as the court deems equitable, just and appropriate considering the intent of the parties.

2.     ADDITIONAL TERMS.

a.     Exclusive Basis.     Your employment with the Company is on an exclusive and full-time basis, and while employed by the Company you may not engage in any other business activity that conflicts with your duties and obligations (including your commitment of full-time employment) to the Company. Nothing contained in this Agreement shall be deemed to prohibit you from continuing to sit on the boards or committees of professional organizations or associations or participating in professional development activities, or from speaking to professional organizations or committees, so long as such activities would not otherwise violate Section 1 of this Agreement or interfere with your ability to perform your duties.

b.     Equipment.      Any computer or other equipment the Company provides to you is the sole property of the Company, and you must return it to the Company upon request or upon termination of this Agreement for any reason. All use of such equipment shall be subject to the terms of the Company’s policies then in effect.

Mr. Howard Zauberman

May 13, 2013

c.	Data. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you (other than materials, including lists of business contacts you have brought with you) in the course of your employment with the Company shall remain the exclusive property of the Company and shall remain in the Company’s exclusive possession at the conclusion of your employment.

d.	No Conflict. You are not aware of any matter or agreement that conflicts with or otherwise violates any agreement to which you are a party or which you are bound.

3.     EFFECTS OF TERMINATION.      You understand that you are employed “at will.” You have the right to resign from employment with the Company at any time you desire. The Company similarly has the right to terminate your employment at any time it desires to do so, subject to the following:

a.

Payment. Subject to Section 3.b. below, if the Company terminates you without Cause or upon a Change in Control (as defined in the Company’s 2007 Stock Incentive Plan) in which you do not continue in your current position, the Company will provide you with six months’ notice, or payment in accordance with the Company’s ordinary payroll practices in lieu thereof (the “Notice Period Payments”). For purposes of this Agreement, “Cause” means:

i.	conviction of a felony; or conviction of a crime of moral turpitude;
ii.	violation of the terms of Section 1 of this Attachment A upon five days prior written notice;
iii.

fraud or embezzlement; intentional misconduct; or gross negligence which has caused serious and demonstrable injury to the Company or its affiliates, except that a good faith exercise of business judgment shall not be deemed gross negligence; or

iv.

egregious performance or failure to perform your responsibilities (other than for reason of disability) which performance or failure to perform continues beyond twenty-one (21) days (the “Cure Period”) after a written demand for substantial improvement in your performance, identifying specifically and in detail the manner in which improvement is sought, is delivered to you by Company, provided that a failure to achieve performance objectives shall not by itself constitute Cause. You will have the right to exercise any Options during the Cure Period that vested prior to the Cure Period.

b.

Release. Your entitlement to the payments and benefits described in this Section 3 are conditioned on your execution and delivery to the Company, within ten (10) days after your termination of employment (the “Release Deadline”), of a release in the Company’s then approved form that remains in effect and becomes irrevocable after the expiration of any statutory period in which you are permitted to revoke a release (the “Release”). If you fail to execute and deliver the Release by the Release Deadline, or if you thereafter effectively revoke the Release, the Company shall be under no obligation to make any further payments or provide any further benefits to you otherwise required by Section 3.a. of this Attachment A. The Release will not modify the terms of the restrictive covenants or exercise rights set forth herein or in the Agreement governing your Options.

Mr. Howard Zauberman

May 13, 2013

4.	MISCELLANEOUS.

a.

Waivers. Waiver of a breach of any provision of this Agreement by a party shall not operate or be construed as a waiver of any subsequent breach. Any delay in asserting any of remedies hereunder shall not be construed as a waiver.

b.	Successors and Assigns. The rights and obligations of the parties under this Agreement shall continue in effect to the benefit of and shall bind the successors and assigns of the parties.

c.

Severability; Survival. Each covenant set forth above is an independent and separate covenant. If the provisions of any of the covenants set forth above should ever be judicially determined to exceed the time or geographic limitations permitted by applicable law, you agree that such provisions shall be reformed to set forth the maximum limitations permitted. The invalidity of any provision or any covenant will not affect the validity or enforceability of any other provision or covenant. The provisions of Section 1, Section 2.b. and Section 2.c. shall survive the termination or expiration of this Agreement for any reason.

d.

Law; Jurisdiction; Venue. This Agreement has been made and will be at least partly performed in the State of New York and the laws of the State of New York shall govern without regards to its conflicts of laws provisions. Each of the parties hereto submits to the exclusive jurisdiction and venue of any competent court located in the County of Rockland, State of New York.

e.

Entire Agreement; Amendment. This Agreement, which includes the Offer Letter, supersedes any and all prior understandings or agreements with respect to the subject matter herein. Only a writing signed by the parties may amend this Agreement.

f.

Assignment and Nondelegation. The Company may assign this Agreement to any business, enterprise, person, firm, corporation, partnership, association or other entity acquiring (by purchase, merger, share exchange, or otherwise), directly or indirectly, any business or product or the assets of the Company without the Employee’s prior consent. You may not delegate the performance of your duties under this Agreement. You may, the extent permitted by applicable law, and the terms of the Company’s incentive programs, assign any financial benefit due to you to any person or entity upon written notice to the Company.

Mr. Howard Zauberman

May 13, 2013

g.

Interpretation. The descriptive headings used in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Each party has had the opportunity to have legal counsel review this Agreement. Any principle of construction or rule of law that provides that an agreement shall be construed against the drafter of the agreement in the event of any inconsistency or ambiguity in such agreement shall not apply to this Agreement. The definitions of the terms in this Agreement shall apply equally to the singular and plural forms of the defined terms. The phrase “without limitation” shall be implied to follow the words “include,” “includes” and “including”. Unless the context requires otherwise, references to sections and paragraphs shall be construed to refer to sections and paragraphs of this Agreement.

h.

Notices. All notices or other communications which are required or permitted pursuant to this Agreement shall be in writing and sufficient if delivered personally or by telecopier (with a confirmation copy sent by mail) or sent by registered or certified mail, postage prepaid, to the Company at its address first set forth above, and to You at the address written below.

i.

Execution by Counterpart; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Any party may execute and deliver this Agreement in a counterpart with electronic or facsimile signatures, and such counterpart shall be deemed an original.

[Signature Page Follows]

 Mr. Howard Zauberman

May 13, 2013

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY VISION-SCIENCES, INC. By: /s Lewis C. Pell Name: Lewis C. Pell Title: Chairman Date Signed: May 13 2013

ACKNOWLEDGED AND AGREED:

/s Howard I. Zauberman

Howard I. Zauberman

Date Signed: May 13, 2013